Exhibit 10.39

CLINICAL RESEARCH AGREEMENT

THIS Clinical Research Agreement is entered into on the 3rd day of January, 2007 by and between St. George’s Hospital Medical School (trading as St George’s, University of London), an exempt charity organized and existing under the laws of the United Kingdom, with its principal offices located at Cranmer Terrace, London SW17 ORE (hereinafter referred to as “SGUL”) and Mannatech, Inc., a corporation organized and existing under the laws of the State of Texas, USA, with its principal office located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019 (hereinafter referred to as “MANNATECH”), jointly referred to as the Parties.

WHEREAS, MANNATECH and SGUL have on-going research under a three (3) year Research Agreement for research in progress related to dietary supplementation with glyconutrients;

WHEREAS, MANNATECH and SGUL wish to expand the scope of the research as set forth herein;

WHEREAS, MANNATECH and SGUL have a mutual interest in conducting research related to the dietary supplementation with glyconutrients, hereinafter referred to as the “RESEARCH”;

WHEREAS, MANNATECH desires to procure additional research services from SGUL, and SGUL further agrees to provide such additional services to MANNATECH; and

WHEREAS, MANNATECH and SGUL have a mutual interest in developing one or more products and services related to the dietary supplementation with glyconutrients based on the results of the “PROJECT,” which may be the subject of a separate joint venture.

NOW, THEREFORE in consideration of the premises and the mutual covenants hereinafter contained the sufficiency of which is expressly acknowledged, each party intending to be legally bound hereby, the parties agree as follows:

1.	Scope of Work

1.1 The Study to be performed under this Agreement shall be a study entitled “Ambrotose® Dosing and Optimization Studies,” (the “Protocol”) which has heretofore been provided to MANNATECH and is incorporated into this Agreement in Appendix 1 by reference. SGUL certifies that, to its best knowledge, its facilities and population are adequate to perform the Study contemplated by this Agreement and the Protocol. The Clinical Research and each Party’s activities described herein and in the Protocol shall be performed in accordance with the provisions of the Declaration of Helsinki, as most recently revised, the relevant Good Clinical Practice (GCP) guidelines, as defined in the most recent ICH Harmonised Tripartite Guidelines and the EU directives 2001/20/EC and 2005/28/EC, as well as all relevant English laws and regulations.

1.2 The minimum number of individuals enrolled in the Study for study under the protocol shall be six (6).

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1.3 SGUL and Principal Investigator (named in Article 2 below) agree that all aspects of the Study will be conducted in conformity with all applicable federal, state and local laws and regulations. SGUL further agrees not to conduct any research activities with Ambrotose which are contrary to the provisions of the Protocol or outside the scope of the Protocol.

2.	Principal Investigator

2.1 The PROJECT will be supervised by Prof. John S Axford, Director of the Sir Joseph Hotung Centre at SGUL, who with any sub-investigators shall be collectively referred to as “Principal Investigator”. Principal Investigator will be responsible for the direction and supervision of all Study efforts in accordance with applicable SGUL policies, the Protocol and this Agreement.

2.2 In the event that the Principal Investigator who signs either the Protocol and/or this Agreement leaves or is removed from the SGUL, then SGUL shall, within ten (10) days of such departure by Principal Investigator, provide written notice of such event to MANNATECH. Any successor to Principal Investigator must be approved, in writing, by MANNATECH and such successor shall be required to agree to all the terms and conditions of the Protocol and this Agreement and to sign each such document as evidence of such agreement (although failure to so sign will not relieve such successor from abiding with all the terms and conditions of the Protocol and this Agreement).

2.3 SGUL represents and warrants that it will not use in any capacity, in connection with any services to be performed under this Agreement, any individual who has been debarred pursuant to the Federal Food, Drug and Cosmetic Act or equivalent English law.

3.	Project Monitor

3.1 It is agreed that Prof. John S Axford and those designated by MANNATECH may, at mutually agreeable times during the Study and for a reasonable time after completion or early termination of the Study, arrange with the Principal Investigator or his/her designee:

3.1.1 to examine and inspect at regular business hours, SGUL facilities required for performance of the clinical trial; and

3.1.2 subject to applicable patient confidentiality considerations, to inspect, audit and to copy or have copied, all data and work product relating to the Study conducted under this Agreement and to inspect and make copies of all data necessary for MANNATECH to confirm that the Study is being conducted in conformance with the Protocol and in compliance with all applicable legal and regulatory requirements, including without limitation, any applicable requirements of the United States Food and Drug Administration or equivalent English law.

4.	Clinical Trial Approvals and Supplies

4.1. SGUL shall be responsible for obtaining the following:

4.1.1 application for Ethics Committee approval of the Protocol, any informed consent relating to the Study and advertisement, if any, pertaining to the

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enrollment of subjects in the Study by the appropriate Institutional Review Board (IRB) prior to beginning any study on human subjects.

4.1.2 an informed consent which complies with all applicable federal, state, and local laws and regulations signed by or on behalf of each human subject prior to the subjects participating in the Study.

4.2 In the event SGUL’s IRB requires changes in the Protocol or informed consent, MANNATECH shall be advised in advance and all modifications to the Protocol and informed consent must be approved in advance by MANNATECH. SGUL and the Principal Investigator shall not modify the Study described in the Protocol once finalized and after approval by the IRB without the prior written approval of MANNATECH.

4.3 MANNATECH shall make available sufficient quantities of Ambrotose to carry out the Study, it being understood that SGUL and the Principal Investigator shall take responsibility for and reasonable steps to maintain appropriate records and assure appropriate supply, handling, storage, distribution and usage of these materials in accordance with the Protocol and any applicable laws and regulations relating thereto. Clinical supplies may not be used for any other purpose than that stated in the Protocol. All unused materials will be returned to MANNATECH by SGUL at the conclusion of the Study, or upon earlier termination of this Agreement, unless written authorization to destroy or retain them is given by MANNATECH. If authorization to destroy unused material is given, SGUL shall provide MANNATECH with documentation of the method of destruction.

4.4 MANNATECH shall serve as Clinical Trial Sponsor, in accordance with said GCP and Tripartite guidelines.

5.	Term

This Agreement shall be effective on upon approval by MANNATECH’s Board of Directors and execution by both parties and shall continue for a one year period, unless terminated sooner or extended as hereinafter provided.

6.	Compensation

6.1 In consideration of research services to be performed pursuant to this Agreement, MANNATECH shall make payments in the total amount of £254,436 (the “FEE”) in accordance with the costings detailed in Appendix 2. SGUL shall invoice MANNATECH for expenses and work performed in connection with the PROJECT through 31 December 2006 (the equivalent of $200,000 USD or £102,237.81, as the case may be). SGUL shall invoice MANNATECH £102,237.81 during 2007 in quarterly installments, based upon work performed and reports delivered to MANNATECH’s Board of Directors. MANNATECH shall withhold the balance remaining until Prof. Axford delivers his final report to and it is accepted by MANNATECH’s Board of Directors in 2008. All payments shall be in Pounds Sterling.

6.2 Payment is due thirty (30) days after MANNATECH’s receipt of a complete invoice.

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6.3 The Parties agree that the Fee shall not exceed £254,436. In the event the PROJECT fails to be completed at the end of the Term, SGUL will conclude the PROJECT without further remuneration from MANNATECH.

6.4 The Parties agree that Mannatech shall own all equipment purchased under the PROJECT as provided in Appendix 1 and the equipment shall be marked and inventoried accordingly. Upon completion of the PROJECT, Mannatech, at Mannatech’s sole expense and discretion, may collect the equipment. SGUL shall provide reasonable access to Mannatech’s agents for moving the equipment, including after regular business hours if required by mutual agreement.

7.	Termination

7.1 MANNATECH has the option to review the progress of the PROJECT upon each Anniversary Date of this Agreement and may elect to terminate the Agreement upon thirty (30) days written notice to SGUL prior to the respective Anniversary Date. In the event of early termination, MANNATECH shall be under no further obligation to fund the PROJECT.

7.2 MANNATECH may terminate this Agreement at any time and without further financial obligation if it is determined that the Lead Investigator’s hypothesis is flawed or if the data provided to MANNATECH in connection with the PROJECT is inadequate to support any scientific rationale for continuing the PROJECT.

7.3 The foregoing notwithstanding, this Agreement shall terminate prior to the expiration of the Term should any one or more of the following events occur:

7.3.1 MANNATECH provides SGUL with sixty (60) days advance written notice; or

7.3.2 either party materially breaches the terms of this Agreement and the non-breaching party provides the other with thirty (30) days advance written notice of termination and such breach is not remedied within such thirty (30) day period.

7.4 Except in the event of 7.3.2 above, in the event of termination, MANNATECH shall reimburse SGUL for contractual commitments and financial obligations incurred by SGUL in performance of this Agreement prior to such termination, if such financial obligations or contractual commitments cannot be canceled by SGUL.

8.	Ownership And Intellectual Property Rights

8.1 All Background Information used or supplied under this Agreement shall remain the property of the party introducing the same. As regards SGUL, “Background Information” is defined herein as all information published by Prof. Axford or employees of SGUL in a peer reviewed journal or information that SGUL can document in written or electronic form was affixed to a tangible medium of expression without funding from MANNATECH. As regards MANNATECH, “Background Information” is defined herein as information that MANNATECH drafted, developed, created, purchased or licensed that MANNATECH can document in written or electronic form was affixed to a tangible medium of expression prior to the execution of this Agreement.

8.2 Principal Investigator shall submit an invention disclosure to SGUL and MANNATECH in written or electronic form for all developments, discoveries, trade

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secrets and inventions resulting from the performance of the PROJECT as soon as practicable. MANNATECH shall own all developments, discoveries, trade secrets and inventions resulting from the performance of the PROJECT pursuant to the terms and conditions of this Agreement and in particular provisions 8.4 and 8.5. MANNATECH shall have the right to apply for, or to decide not to apply for, intellectual property protection for such developments, discoveries and inventions at MANNATECH’s sole expense, provided, however, that MANNATECH agrees to promptly notify SGUL’s Head of Research Development and Enterprise and Lead Investigator at least thirty (30) days before the filing of any application for intellectual property protection or within seven (7) days from MANNATECH decides not to apply for intellectual property protection, for such developments, discoveries and inventions, but in any event prior to any public disclosure. Principal Investigator and those under his supervision shall execute any and all documents required to perfect MANNATECH’s rights thereto.

8.3 The Parties agrees to maintain any invention disclosures submitted by Lead Investigator to SGUL and MANNATECH pursuant to the terms and conditions of this Agreement in confidence, and SGUL and Lead Investigator shall use reasonable efforts to prevent the disclosure of those inventions to third parties until the information in the disclosures becomes publicly available through no fault of the Parties.

8.4 In the situation that a commercial joint venture is set up between MANNATECH and SGUL, it is agreed that any additional Intellectual Property that the joint venture requires shall be governed by a separate license agreement to be negotiated by the parties at the time.

8.5 In the event that both Parties agree that the invention has a commercial application, the Parties agree to enter into a Joint Venture Agreement by which SGUL and MANNATECH Gibraltar will jointly share in the profits of such commercial enterprise. It is hereby agreed that neither party shall independently exploit any invention generated under this Agreement without entering into a joint venture unless agreed in writing by both Parties.

8.6 If MANNATECH applies for and is awarded a patent, it agrees to allow SGUL a royalty free license to use the technology on a non-commercial basis for research and teaching purposes, subject to the requirements to maintain the proprietary nature of the invention.

9.	Confidential Information

9.1 Unless otherwise required by law, SGUL will exercise reasonable effort to maintain in confidence proprietary or trade secret information disclosed or submitted to SGUL by MANNATECH which is designated in writing as confidential information at the time of disclosure (“Confidential Information”) and will exercise reasonable efforts to maintain in confidence all proprietary or trade secret information by having those parties who are involved in the project sign a Confidentiality Agreement in the form attached as Exhibit “A”.

9.2 Confidential Information does not include information which:

9.2.1 was known to SGUL prior to the disclosure hereunder;

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9.2.2 was received from a third-party not under an obligation of confidence to SGUL;

9.2.3 is in the public domain at the time of disclosure or subsequently entered into the public domain without the fault of the recipient;

9.2.4 is independently known prior to receipt or is discovered independently by an employee or student of SGUL who had no access to the information supplied by MANNATECH under this Agreement; or

9.2.5 is required to be disclosed by law.

9.3 The Parties agree to keep confidential all Intellectual Property and data disclosed by either party in the course of the PROJECT or this Agreement.

9.4 MANNATECH and SGUL may discuss the existence and the scope of the PROJECT.

9.5 SGUL retains the right to refuse to accept any such Confidential Information that is not considered to be essential to the completion of the PROJECT. The obligations of confidentiality of this paragraph shall survive and continue for a period of ten (10) years after the termination of this Agreement.

10.	Publications

10.1 SGUL agrees to provide MANNATECH, in confidence, with an advanced copy of any publication resulting from the PROJECT not less than sixty (60) days prior to the submission to a journal or any other public disclosure. MANNATECH shall have thirty (30) days in which it may request changes to the manuscript and SGUL agrees to delay the publication for a period of at least sixty (60) days from the date the publication was originally provided to MANNATECH for the filing of any relevant patent applications. SGUL shall remove any Confidential Information from any such submission at MANNATECH’s request.

10.2 In the event MANNATECH elects to enter into a commercial venture with regard to the PROJECT findings, SGUL agrees to delay publication for a maximum of six months where required by MANNATECH.

11.	Publicity and Use of Name

MANNATECH and SGUL agree not to use each other’s names, or the names of any staff members or employees thereof, in advertising, sales promotion work, or in any other form of publicity except with the written permission of, and to the extent approved by the party whose name is to be used, except that MANNATECH may disclose the existence and scope of the PROJECT.

12.	Reports

12.1 The Lead Investigator shall furnish to MANNATECH written reports during the term of this Agreement summarizing the research being conducted, including but not limited to significant findings (whether positive or negative) with respect to the PROJECT if/and/when they occur.

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12.2 The Lead Investigator shall also provide periodic reports, at least quarterly, to MANNATECH’S Scientific Subcommittee of its Board of Directors.

12.3 Whenever requested by MANNATECH in writing, SGUL shall meet with MANNATECH’s representatives, including but not limited to MANNATECH’S Board of Directors and/or any subcommittee thereof, in the UK or by telephone to discuss research results and/or the Reports prepared by the Lead Investigator or designee arising from the PROJECT.

13.	Assignment

13.1 Neither party may assign or otherwise transfer this Agreement and the rights acquired hereunder without the written consent of the other party; this consent shall not be unreasonably withheld. However, MANNATECH may assign or transfer its interest in this Agreement as long as such assignment or transfer is accompanied by a sale or other transfer of MANNATECH’S entire business or other business to which this Agreement relates. A party desiring to assign or transfer this Agreement shall give the other party thirty (30) days prior notice of such assignment or transfer. If no reasonable objections are raised, then the assignment or transfer shall be deemed to have been approved. However, an assignment or transfer shall not be deemed to be approved unless the party to which this Agreement is assigned agrees in writing to be bound by the terms and conditions of this Agreement.

13.2 This Agreement shall inure to the benefit of and be binding upon the successors, assigns, heirs, and personal representatives of the parties hereto.

14.	Notice

Any notices required to be given under the terms and conditions of this Agreement shall be in writing and sent by first-class mail, with a confirmation by facsimile, addressed to each party as follows:

If to MANNATECH:

MANNATECH, INC.

Attn: General Counsel, Keith Clark

600 S. Royal Lane, Suite 200,

Coppell, Texas 75019

Fax: (972) 471-7389

If to the SGUL:

St. George’s University of London

Attn: Head of Research, Development and Enterprise,

Dr. Sharon Spencer

Cranmer Terrace,

London SW17 ORE

Fax:+44(208) 725-0312

Notices under this Agreement that are sent by one party as set forth above shall be considered given as of the date received by the other party.

15.	Independent Contractor

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In the performance of all services hereunder, SGUL shall be deemed to be an independent contractor and as such, shall not be entitled to any benefits applicable to employees of MANNATECH. Neither party is authorized or empowered to act as agent for the other for any purpose and shall not, on behalf of the other enter into any contract, warranty or representation as to any matter.

16.	Independent Judgment

The Parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and conditions of this Agreement; (c) they have had the opportunity to seek legal counsel and advice; (d) are of equal bargaining power; and (e) they have relied on their own judgment in entering into this Agreement.

17.	Insurance

SGUL warrants and represents that it has and will hold for the duration of the Study adequate liability insurance, such protection being applicable to officers, employees, and agents while acting within the scope of their employment with SGUL. MANNATECH warrants and represents that it has and maintains insurance covering its legal liability resulting from the administration of Ambrotose in accordance with the Protocol.

18.	Indemnification

The Parties hereby waive and agree to indemnify, defend and hold harmless the other party, it’s officers, trustees, agents, employees and students from any loss, claim, damages, or liability of any kind, including reasonable legal fees, court costs and other expenses in litigation or settlement of any claims arising out of or in connection with this Agreement, except to the extent that such loss, claim of damage or liability arises in whole or in part from the negligence of the other party. The provisions of this paragraph shall survive the termination of this Agreement.

19.	Export Controls

The Parties acknowledges that they are subject to United States and United Kingdom laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and that its obligations under the terms and conditions of this Agreement are contingent upon compliance with applicable United States and United Kingdom export laws and regulations and the approval of any export license by the governments of the United States and United Kingdom that may be required. The Parties agree to cooperate in applying for and obtaining any necessary export license, but makes no representation or warranty that any such license will be granted.

20.	Governing Law

The Parties hereto agree that this Agreement shall be governed by the laws of the State of Texas without regard to the conflicts of law principals. The Parties further agree that exclusive jurisdiction and venue to enforce the arbitration provisions of this agreement shall be in a state or federal court of appropriate jurisdiction in Dallas County, Texas. Each party consents to personal jurisdiction in Dallas County, Texas, for any action to

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enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Agreement.

21.	Arbitration.

Both Parties hereby agree on behalf of themselves and any persons claiming by or through them that any dispute, except insofar as such dispute is an Exempted Dispute (as defined below) arising out of or in connection with the execution, interpretation, performance, or nonperformance of this Agreement shall be solely and finally settled by binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association in effect on the Effective Date of this Agreement (the “Rules”); provided, however, that in the event of conflict between the Rules and the terms of this Agreement, the terms of this Agreement shall govern. The sole location and venue of arbitration shall be Dallas, Texas. The arbitration shall be conducted in English and the arbitrator(s) shall apply the law chosen as the governing law of this Agreement. To commence arbitration of any such dispute, the Party desiring arbitration shall notify the other Party in writing in accordance with the Rules. The Parties agree that the award of the arbitrator(s) shall be (i) the sole and exclusive remedy between them regarding any claims, counterclaims, or issues presented to the arbitrator(s), and (ii) final and subject to no judicial review. The Parties further agree that any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement. The Parties hereto agree that any judgment upon the arbitration award rendered by the arbitrator(s) may be entered and enforced in any court having jurisdiction over the Parties or their assets. Each Party shall, except as otherwise provided herein, be responsible for its own expenses, including legal fees, incurred in the course of any arbitration proceedings. In addition to the award, the arbitrator shall have the power to allocate the fees and expenses of the arbitration, including the Parties’ legal expenses, in such manner as the arbitrator deems equitable based on the decision on the merits of the case. For the purposes of this Section 8.10, an “Exempted Dispute” means (i) any dispute involving any right or claim regarding any infringement, threatened or alleged infringement, right to, title to or ownership of, or provision in this Agreement relating to, any Intellectual Property Rights of a Party or any of its affiliates, or (ii) any injunctive relief for violation or threatened or alleged violation of the obligations under this Agreement, or (iii) any legal proceeding threatened, initiated or brought by a third party against both Parties or either Party, or any cross-claim or third-party claim in such third party’s legal proceeding by either Party against the other Party. Except where clearly prevented by the area in dispute, the Parties agree to continue to perform their obligations under this Agreement while the dispute is being resolved unless and until this Agreement expires or its terminated in accordance with its terms.

22.	Modifications

This Agreement may be changed, amended, modified or extended only by a writing duly executed by the respective parties hereto.

23.	Force Majeure

Neither party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond its control, or by reason

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of any of the following occurrences: labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of terrorism, floods, earthquakes, acts of God, energy or other conservation measures, explosion, failure of utilities, mechanical breakdowns, material shortages, disease or other such occurrences.

24.	Severability

The provisions of this Agreement are separable, and in the event any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

25.	Headings

The paragraph headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

26.	Entire Agreement

This Agreement represents and embodies all the agreements and negotiations between the parties hereto and no prior or contemporaneous, oral, or written agreements or correspondence prior to the date of execution of this agreement shall be held to vary the provisions hereof.

In witness whereof, the hands of the parties or their duly authorized representatives on 3rd day of January, 2007.

ST. GEORGE’S HOSPITAL MEDICAL SCHOOL

By:	/s/ John Duffy
Mr John Duffy

Its:	Director of Administration

PRINCIPAL INVESTIGATOR

By:	/s/ John Axford
Prof John Axford

MANNATECH, INC.

By:	/s/ Samuel Caster
Mr Samuel Caster

Its:	Chairman & CEO

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